Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ascend Wellness Holdings Inc. (the “Company”) of our report dated March 15, 2023, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the periods ended December 31, 2022 and 2021, and the related notes to the consolidated financial statements, which report appears in the Annual Reports on Form 10-K of the Company for the years ended December 31, 2022 and 2021.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Macias Gini & O’Connell LLP

San Jose, California
August 8, 2023